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                   GREAT WESTERN FINANCIAL CORPORATION
                -----------------------------------------
            (Name of Registrant as Specified in Its Charter)


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     [GREAT WESTERN FINANCIAL CORPORATION AND WASHINGTON MUTUAL, INC.
                               LETTERHEAD]


Media Contact:                Washington Mutual             Washington Mutual
                              (East Coast)                  (West Coast)
                              Gavin Anderson &              Libby Hutchin-
                              Company                       son/Terry Onustack
                              Michael Geczi/Hollis          1-800-228-9268
                              Rafkin-Sax
                              212-373-0230/0234

                              Great Western                 Great Western
                              Abernathy MacGregor           Ian Campbell
                              Michael Pascale/Steve         (through March 6)
                              Bruce                         212-371-5999
                              212-371-5999                  Charlie Coleman
                                                            818-775-3766

Investor Contact:             Washington Mutual             Great Western
                              Karen Christensen             John Trotter
                              206-461-6329                  818-775-8456
                              James Fitzgerald
                              206-461-4331


                                                            March 6, 1997
                                                    FOR IMMEDIATE RELEASE


             Washington Mutual to Combine With Great Western
                          Through Stock Merger;
                       Accord Creates Third-Largest
                     Banking Institution in the West


               SEATTLE, Washington and CHATSWORTH, California -- In a move that would significantly expand Washington Mutual, Inc.'s position in California, Washington Mutual (Nasdaq: WAMU) and Great Western
Financial Corporation (NYSE: GWF) today jointly announced the signing of a definitive merger agreement.

               Terms of the transaction call for the tax-free exchange of
0.9 share of Washington Mutual common stock for each of Great Western's outstanding common shares. Based on Wednesday's closing price of $53.25 per share for Washington Mutual common stock, this ratio represents a price of $47.93 per share of Great Western stock. At that price, the transaction has an initial value of $6.6 billion, and the combined company would have a pro forma market capitalization of $12.9 billion. Each share of Great Western 8.30% cumulative preferred stock would be converted into one share of a new series of Washington Mutual preferred stock with substantially the same terms.

               Following the merger, Washington Mutual would have combined consolidated assets of $87.4 billion, based on year-end 1996 results. It would have $52.7 billion in deposits, more than 1,000 mortgage-lending, retail and business banking offices, 502 consumer finance offices and serve 4.1 million households. Moreover, Washington Mutual would rank third in deposits in the state of California -- a state it entered in 1996 with its acquisition of American Savings Bank. Overall, Washington Mutual would rank as the third-largest bank in the western United States.

               The transaction, which would be accounted for as a pooling of interests, is anticipated to close in the third quarter of 1997. Already approved by the boards of both companies, the acquisition requires the approvals of the Office of Thrift Supervision and shareholders of both companies.

               "This transaction will enable us to significantly expand our presence in California, the nation's largest consumer market, and solidify our position as one of the West's top banking franchises," stated Kerry Killinger, Washington Mutual's chairman, president and chief executive officer, who will continue in his current positions following the transaction.

               "The combination brings together two strong companies, which have been industry leaders in moving from the traditional thrift model to that of a consumer bank. Most importantly, it will create a company that is positioned for long-term growth, and the delivery of enduring value to all of our key constituencies shareholders, employees, customers and communities.

               "We have structured a transaction that is driven by strategic business fundamentals and one that we believe will produce long-term revenue enhancements plus meaningful cost savings. The transaction is anticipated to be accretive to earning within 12 months of completion."

               Killinger added that Washington Mutual would begin immediately to work with the management team of Great Western to ensure the successful conclusion of the transaction in the most timely manner. Washington Mutual has completed 22 acquisitions since 1983.

               John F. Maher, president and chief executive officer of Great Western, added; "We are most pleased to be joining forces with Washington Mutual, which is one of the premier banking franchises in the western United States and one of the most successful and respected banks in the country. Washington Mutual and Great Western share similar strategies, cultures and operating goals. The combination of our companies is unique and provides the best fit for two outstanding franchises. The merger makes compelling economic sense for stockholders and will yield significant benefits to our customers, employees and communities.

               "It is a testament to the hard work and dedication of Great Western's employees that Washington Mutual has chosen to enter into this agreement with us," added Maher. "Their skills and professionalism have made Great Western one of the finest companies in the banking industry and their continued efforts and enthusiasm will make for an even stronger and more dynamic company."

               Robert Bass, Washington Mutual's largest stockholder, said: "Washington Mutual has a demonstrated track record of acquiring and successfully growing financial institutions. The combination of Washington Mutual and Great Western would accelerate this trend. As shareholders, we have great confidence in management's ability to undertake and maximize the value of this acquisition --not only for investors, but for employees, customers and the communities Great Western serves."


Additional Terms of the Transaction

               Great Western has agreed to pay a $75 million fee plus documented expenses not exceeding $20 million to Washington Mutual if the merger agreement is terminated under certain circumstances. Moreover, if within 18 months of termination Great Western engages in a business combination with another party it would pay an additional $100 million fee.

               Four current Great Western directors would be added to Washington Mutual's board upon consummation of the merger.

               As part of the transaction, Washington Mutual will incur a pre-tax charge of $440 million ($278 million net after-tax), including an addition to loan-loss reserves of $100 million. Administrative and operations areas will be combined by the second quarter of 1998.


A Business Combination Predicated on Growth

               The acquisition would greatly accelerate Washington Mutual's growth in California, the nation's most populous state.

               "Our integration of American is on schedule and is factored into our timetable for Great Western," Killinger stated. "In fact, our consumer-banking strategy is showing initial signs of success in California, with new checking account openings and residential mortgage originations both proceeding at a brisk pace, ahead of last year.

               In addition to building one of the largest banking franchises in the western United States, through the merger Washington Mutual would enter Florida, where Great Western at year-end 1996 had $7.1 billion in deposits, representing the No. 5 market share (8 percent). Many of its households are located in the affluent counties of Dade, Broward and Palm Beach. Overall, Great Western operates 120 branches in nine Florida counties, and serves nearly 650,000 households. "Consistent with our strategy in other states, we will look for opportunities to profitably grow our business in Florida," Killinger said.

               It is anticipated that additional revenues would be generated by the selective expansion of Great Western's consumer finance subsidiary, Aristar, Inc., which offers a diversified portfolio of personal, secured real estate and retail finance loans. Currently, Aristar operates 502 branches in 23 states, with its largest operations in Tennessee, North Carolina, Florida, South Carolina and Louisiana.

               "We have previously stated our intention of entering businesses that offer attractive margins that can augment our core consumer banking operations," Killinger said.


Shareholder Value

               Both companies believe that significant -- and enduring -- shareholder value will be created in the transaction as a result of the combination of revenue-enhancement opportunities; cost savings; the blending of strong and like-minded management teams; the creation of a strong and low-risk balance sheet, and earnings accretion.

               "The transaction provides immediate value to Great
Western's stockholders and will further the business strategies of our two companies," Maher stated. "We believe the prospects for creating long-term stockholder value are compelling."


Integration

               It is anticipated that a total of 200 branch and loan offices will be consolidated as a result of the transaction, most of which are located in overlapping markets in California. "Washington Mutual is a collection of very talented people, many of whom have joined us from past acquisitions," Killinger said. "Because of growth in our company, we believe there to be many opportunities for top-producing sales and production staff at consolidating locations."

               Total annual pre-tax expense reductions, on a combined basis, are anticipated to total $208 million in 1998, and $340 million in 1999. As part of the combination, Great Western Bank and American Savings Bank will merge and operate under the single Great Western name in California and American's other states of Arizona, Nevada and Colorado, where it operates loan offices. Killinger pointed out that because Washington Mutual and Great Western share the same kind of deposit and loan-servicing systems, conversion is expected within six months of closing.

               As a result of the systems conversion, Great Western will receive Washington Mutual's new branch and lending front-end systems, new product's (including combined statements, combined cash cards, pay by phone and home banking) and new productivity tools for internal use.

Community Issues

               Washington Mutual's banking subsidiaries, including American Savings Bank, and Great Western's primary banking subsidiary, Great Western Bank, have "outstanding" Community Reinvestment Act (CRA) ratings. Killinger said that the added financial strength of a combined Washington Mutual/Great Western would enable more families and individuals throughout the West -- and nationally -- to obtain financing for homes. "Over the years, Washington Mutual and Great Western have demonstrated that we are serious about our commitment to our communities. We intend to continue to pay close attention to meeting the credit needs of low-to moderate-income and minority neighborhoods as a combined company."

               With assets of $42.9 billion at year-end, Great Western Financial is a diversified financial services company operating more than 1,150 mortgage lending, retail banking and consumer finance offices nationwide. The company's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

               With a history dating back to 1889, Washington Mutual is a diversified financial services company focusing on families and small-to medium-size businesses. At year-end, Washington Mutual and its subsidiaries had assets of $44.6 billion and operated more than 550 offices in Washington, California, Oregon, Idaho, Utah, Montana, Arizona, Colorado and Nevada. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

                                  # # #

               This press release contains forward-looking statements regarding the benefits of the merger of Washington Mutual and Great Western, including cost savings to be realized, earnings accretion, transaction charges and additional loan-loss reserves and revenue enhancement opportunities following the merger. Actual results may vary materially from the forward-looking statements as described in Washington Mutual's Current Report on Form 8-K dated March 6, 1997, to which reference is made. These factors including without limitation possible delays in integration of Great Western operations into Washington Mutual's, increases in interest rates which could reduce net interest margin, competitive factors which could adversely affect consumer banking strategy and general economic conditions which negatively impact the volume of loan origination and amount of loan losses.

                                  # # #

               Editor's Note: Kerry Killinger and John F. Maher will participate in a telephone conference call for reports at 1:00 p.m. Eastern Standard Time on Thursday, March 6. To participate in the conference, please call 1-800-753-9057 by 12:50 p.m. EST. International participants can call 913-661-9057.

               Executive photos, service-area map, and logos are available through Business Wire/AP Photo Express. Additional photos will be available later today.

                                  # # #



                     Washington Mutual/Great Western
                               At-A-Glance

December 31, 1996, figures (all dollar figures in millions, except per share prices). Financial ratios reflect year-to-date figures.


                                    Washington        Great        Pro Forma
                                      Mutual         Western
------------------------------------------------------------------------------
Total Assets                         $44,552          $42,875        $87,427
------------------------------------------------------------------------------
Total Deposits                       $24,080          $28,587        $52,667
------------------------------------------------------------------------------
Total Loans                          $30,331          $30,823        $61,154
------------------------------------------------------------------------------
Net Income1                          $114.3           $115.8         $230.1
------------------------------------------------------------------------------
Nonperforming Assets                 $329.5           $471.8         $801.3
------------------------------------------------------------------------------
Nonperforming Assets/Assets          0.74%            1.10%          0.92%
------------------------------------------------------------------------------
Reserves2                            $363.4           $313.7         $777.1
------------------------------------------------------------------------------
Reserves/Nonperforming Loans2        160.52%          89.12%         134.4%
------------------------------------------------------------------------------
Stockholders' Equity/Assets          5.38%            6.05%          5.44%
------------------------------------------------------------------------------
Book Value Per Share                 $19.30           $17.63         $18.22
------------------------------------------------------------------------------
Closing Stock Price Per Share        $53.25           $45.00
(3/5/97)
------------------------------------------------------------------------------
Market Capitalization (billions)     $6.3             $6.2           $12.9
(3/5/97)
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Branch Locations                     413              416            829
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Loan Offices                         96               220            316
------------------------------------------------------------------------------
Commercial Bank Offices3             48               --             48
------------------------------------------------------------------------------
Total Banking Locations              557              636            1,193
------------------------------------------------------------------------------
Consumer Finance Offices             --               502            502

------------------------------------------------------------------------------
Households Served (millions)        1.4               2.7            4.1
------------------------------------------------------------------------------
Employees                         9,500             12,000         21,500

------------
1 Includes SAIF Recapitalization and other nonrecurring after-tax charges of $294.6 million for Washington Mutual and $195.2 million for Great Western
2       Reflects $100 million addition to loan-loss reserves
3       In addition, Washington Mutual has 14 Business Banking Centers